Memorandum

DATE: January 14, 2004

TO: File

FROM: Mary Lou Conneely

RE: Item 77(i): Form N-SAR for Fidelity Commonwealth Trust

Pursuant to a Board approved vote on July 17, 2003 Fidelity Commonwealth Trust commenced a new series of shares (Fidelity Nasdaq Composite Index Tracking Stock) on October 1, 2003.